Exhibit 99.1
Boardwalk Bancorp Reports Third Quarter 2007 Results
LINWOOD, NJ — (MARKET WIRE) — 10/16/07 — Boardwalk Bancorp, Inc. (NASDAQ: BORD), parent company of Boardwalk Bank, announced its operating results for the third quarter ended September 30, 2007. Bancorp reported net income of $553,000 or $.13 per diluted share for the third quarter of 2007, a 30% decline over the third quarter of 2006 net income of $790,000 or $.22 per diluted share. Third quarter 2007 earnings represent a decrease of $204,000 or 26.9% over the second quarter of 2007 when Bancorp reported net income of $757,000 or $.18 per diluted share. Net income for the third quarter ended September 30, 2007 was negatively impacted by approximately $273,000, net of taxes, of expenses associated with the planned merger with Cape Savings Bank.
Net income for the first nine months of 2007 was $646,000 or $.15 per diluted share, compared to net income of $2,322,000, or $0.65 per diluted share, in the same period in 2006. Net income for the nine months ended September 30, 2007 was negatively impacted by losses of $1,310,000, net of taxes, from a restructuring of assets in the first quarter of 2007 and the merger related expenses noted above.
Total loans increased by $1,181,000 for the quarter ended September 30, 2007 to $301,791,000, an increase of $24,325,000 or 8.8% from December 31, 2006. At quarter end, Bancorp had $1,304,000 in non-performing assets compared to $480,000 on December 31, 2006.
At September 30, 2007, Bancorp’s total assets decreased to $445,343,000, a decrease of $7,937,000 or 1.8% from $453,280,000 at December 31, 2006. This decrease in total assets is primarily the result of the use of funds received from the first quarter asset restructuring to fund deposit outflows from certificate of deposit re-pricings and reductions in borrowings.
At September 30, 2007, Bancorp’s shareholders’ equity totaled $49,885,000 or 11.2% of period end assets.
Michael D. Devlin, President and CEO of Boardwalk Bancorp, stated:
“While there was a decline in earnings during the quarter, the bank’s performance net of merger related costs was very good. Much of the efforts of the bank’s personnel has been directed to the merger and we believe that we are on target for a closing in the first quarter of 2008.”
SELECTED BALANCE SHEET DATA
(Unaudited, in thousands)

	September 30,	December 31,	September 30,
	2007	2006	2006
Investments	$105,093	$134,290	$142,087
Net Loans	298,099	274,193	272,104
Allowance for Loan Losses	3,692	3,273	3,192
Total Assets	445,343	453,280	454,961
Total Deposits	311,249	309,953	316,896
Total Borrowings	82,723	91,061	97,826
Total Capital	49,885	51,127	39,394

SELECTED INCOME STATEMENT DATA
(Unaudited, in thousands except share data)

			Nine months	Nine months
	Quarter Ended	Quarter Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Interest Income	$7,375	$6,805	$21,657	$19,370
Interest Expense	4,026	3,773	11,921	10,154
Net interest income	3,349	3,032	9,736	9,216
Provision for loan losses	0	75	422	338
Pre-tax income	741	965	627	3,174
Net income	553	790	646	2,322
Basic earnings per share	0.13	0.24	0.15	0.73
Diluted earnings per share	0.13	0.22	0.15	0.65
Avg Basic Shares Outstanding	4,295,768	3,241,048	4,295,968	3,174,171
Avg Diluted Shares Outstanding	4,311,249	3,586,854	4,312,061	3,582,620
This press release discusses primarily historical information. Statements included in this release, to the extent they are forward looking, involve a number of risks and uncertainties such as competitive factors, economic conditions and regulatory changes in the banking industry. Further information on factors that could affect the Bancorp’s financial results can be found in the Bank’s Form 10-K for the year ended December 31, 2006, which is filed with the Securities and Exchange Commission.